                             [TALISMAN LETTERHEAD]



7 January 1999


Mr. Christian H. Bunger
9800 Huntcliff Trace
Atlanta, GA 30350

Re: EMPLOYMENT AGREEMENT

Dear Chris:

This letter defines our agreement regarding your appointment to the position of Vice President, Sales - USA for Talisman Enterprises, Inc., and outlines your compensation plan. We have agreed that you will join the company on January 25, 1999.

1. SALARY - US $75,000 per year, payable twice monthly in arrears. You will receive an annual performance evaluation and, based on both personal and Company performance, an increase in base salary will be considered.

2. You will be included in the senior management bonus plan allowing you to earn up to 35% of your base salary that is in effect at the end of each calendar year. Bonus awards will be based on the attainment of board-approved company profitability targets, as well as results from two measurable personal objectives.

3. You will participate in the senior management earned equity plan, a copy of which is attached to this letter.

4. You will be provided with a car allowance of US $600 per month. This amount will be paid on the first day of each month starting February 1, 1999. All expenses related to your automobile, including insurance, will be paid by you.

5. You are eligible for three weeks paid vacation per year after six months of employment. No carry over of unused vacation is permitted.

6. In the event of your termination from the Company without cause, you will be given six months' severance pay on the condition that you agree not to compete or solicit Company employees or customers for a like period.

7. You are currently covered by a full benefits program from a previous employer, and are therefore ineligible for Company-paid benefits.

Christian H. Bunger                                        7 January 1999
Re: EMPLOYMENT AGREEMENT                                           Page 2



In your new position, you will have overall responsibility for the development of the private label primary alkaline battery market in the United States.

Chris, we are very pleased to have you join Talisman and look forward to a long and prosperous relationship.

If you accept the terms of this Agreement, including the attachment, please sign in the space provided below and return one original to me.

Regards,

/s/ Norman R. Proulx

NORMAN R. PROULX
Acting President & CEO


NRP/j

Attachment




I hereby accept the terms of this Employment Agreement:

/s/ Christian H. Bunger                                1-8-99
------------------------                             ---------
Christian H. Bunger                                  Date

                                  EXHIBIT I



EQUITY ARRANGEMENT:

     GENERAL. The Executive shall be granted options ("Options") on shares of the common stock of the Company ("Shares") equal to two percent (1 1/2%) fully diluted as of the Trigger Date, at an exercise price per Share equal to 25% of the mean between the high bid and low asked prices per Share on the Canadian Dealing Network (the "Market Price") on that date. Capitalized terms not defined herein are as defined in the Attachment.

     1. TIME VESTING OPTIONS. One third of the options (the "Time Vested Options") shall become exercisable in equal monthly increments over a period of 60 months beginning with the month in which the Trigger Date occurs. The Time Vesting Options shall accelerate in the event of a Change of Control or a Purchase of the Company.

     2. ANNUAL TARGET OPTIONS. One third of the options (the "Annual Target Options") shall become exercisable upon the achievement of specified levels of annual performance to be established by the Board, in consultation with the Executive, which levels shall be consistent with the levels applicable to other senior managers of the Company (the "Annual Targets") over a five-year period beginning with the Trigger Date. The following special rules shall apply to exercisability of the Annual Target Options:

      - ONE YEAR CATCH-UP. If an Annual Target is not achieved for a particular year (the difference between the Annual Target and actual performance being the "Shortfall"), but in the next following year the Annual Target is exceeded by an amount equal to or greater than the Shortfall, the Annual Target Options that would have become exercisable in the Shortfall year shall become exercisable.

      - EARLY TRANSFER BY INVESTOR. If, after the first year, but on or before the fifth anniversary of the Trigger Date, there is (i) a Purchase, or (ii) a sale, transfer or other disposition of Shares by Talisman Partners as a result of which Talisman Partners has sold, transferred or otherwise disposed of more than half of the Shares it held on the Trigger Date, taking into account Shares which were then acquirable by Talisman Partners on exercise of conversion (or other acquisition) rights then held by Talisman Partners, but only to the extent that the conversion (or other acquisition) price per Share was then equal to or less than the Market Price per Share on that Date (either of the above being referred to as an "Investor Sale"), all or a portion of the unexercisable Annual Target Options may become exercisable in one of the following two ways:

          (1) If the Annual Targets have been achieved for each of the years ending prior to such "Measurement Date", as defined below, then all unexercisable Annual Target Options will become exercisable.

          (2) If the immediately prior year's Annual Target has been achieved, but one or more previous periods' Annual Targets have not been achieved, then a portion of the unexercisable Options shall become exercisable. The percentage of unexercisable Annual Target Options which will become exercisable is determined by dividing
          (x) the number of Annual Target Options which have already become exercisable by (y) the total number of Annual Target Options which would have been exercisable if all the Annual Targets had been achieved. For example, if two out of three years' Targets were achieved, 66.66% of the unexercisable Annual Target Options would become exercisable.

      - MINIMUM 50% VESTING FOR INVESTOR RETURN OF 30%. If there is an Investor Sale, and the "Cumulative Compounded Return" is 30% or more, then an additional number of Annual Target Options shall become exercisable, if necessary, so that the total number of exercisable Annual Target Options (including previously exercised Annual Target Options) is at least equal to 50% of the original number of Annual Target Options.

     The Annual Target Options shall become exercisable upon the 7th anniversary of the Trigger Date, so long as the Executive remains in employment with the Company.

     3. INVESTOR RETURN VESTING OPTIONS. One third of the options shall vest and become exercisable based on achievement of investor returns as determined by per share market price of the Company's stock on the date of an Investor Sale compared with the market price per share on the Trigger Date. Specifically, on the date of the Investor Sale (the "Measurement Date") the Measurement Date Price, as defined below, will be measured against the Trigger Date market price to calculate a cumulative return as per the following formula:

                        A  =  B  + ((1 + C) ^ (D/12))


          WHERE:

               A = THE MEASUREMENT DATE PRICE
               B = THE EMPLOYMENT DATE MARKET PRICE

               C = THE CUMULATIVE COMPOUNDED RETURN

               D = THE NUMBER OF WHOLE MONTHS FROM THE
                   EMPLOYMENT DATE THROUGH THE MEASUREMENT
                   DATE.


     If the Cumulative Compounded Return is less that 28%, none of the Investor Return Options shall become exercisable.

     If the Cumulative Compounded Return is at least 28% but less than 29%, one third of the Investor Return Options will become exercisable.

     If the Cumulative Compounded Return is at least 29% but less than 30%, two thirds of the Investor Return Options will become exercisable.

     If the Cumulative Compounded Return is greater than 30%, all of the Investor Return Options will become exercisable.

     The "Measurement Date Price" is the price paid by the purchaser in either transaction described immediately above. Provisions for valuation of non-cash consideration will be reasonably agreed.

     The Investor Return Options shall become exercisable upon the 7th anniversary of the Trigger Date, so long as the Executive remains in employment with the Company.

     4. SPECIAL LOAN/BONUS PROVISION: If the Executive exercises the Option while he is employed by the Company, the Company shall loan the Executive the amount of the exercise price for the Option at an interest rate determined by the Company to be reasonably favorable to the Executive, such loan to be repaid six months and a day following exercise of the Option. If the Executive remains in employment for six months following the exercise of the Option or if the

Executive's employment is terminated on account of death or disability, the note shall be forgiven. If the Option is exercised on or after a Change of Control or Purchase or otherwise on the occurrence of a Measurement Date, the Company shall pay the Executive a bonus in an amount equal to the exercise price.

     5. TIMING OF ACCELERATED EXERCISABILITY UPON GOING PRIVATE TRANSACTION:
Notwithstanding the above, all Options which are exercisable as of, or otherwise become exercisable (as provided above) upon, any transaction by which the Shares cease to be publicly tradable shall be deemed to have become exercisable immediately prior to such transaction.

     6. GENERAL PROVISIONS: All options which are not exercisable, and do not become exercisable, shall expire upon the termination of the employment of the Executive with the Company, except as specified in Section 4 of this Agreement. Options which are or become exercisable as of the date of termination of employment shall remain exercisable for a period of ninety
(30) days following termination of employment. Exercise shall be by cash or cash equivalent, unless the Board, in its sole discretion permits a form of cashless exercise. Options are not transferable or assignable except for estate planning purposes.

                           ATTACHMENT



1. Company: Talisman Enterprises, Inc., an Ontario corporation.

2. Trigger Date: January 21, 1999.

3. Change of Control: any "Person" (as defined under Section 3(a)(9) of the (United States) Securities Exchange Act of 1934, as amended (the "Exchange Act")) or "Group" of persons (as provided under Rule 13d-3 of the Exchange
   Act), other than Spencer-Trask is or becomes the "Beneficial Owners" (as defined in Rule 13d-3 or otherwise under the Exchange Act), directly or indirectly (including as provided in Rule 13d-3(d)(1) of the Exchange Act), of voting stock of the Company ("Voting Stock"), giving effect to the deemed ownership of securities by such person or group, as provided in Rule 13d-3(d)(1) of the Exchange Act (but not giving effect to any such deemed ownership of securities by another person or group), equal to or greater than the aggregate percentage of Voting Stock owned by (A) Spencer-Trask,
   (B) any Affiliate of Spencer-Trask, (C) Talisman Partners, and (D) Kevin Kimberlin (collectively the "Spencer-Trask Investment Group") as determined at the time of such acquisition on a fully diluted basis.

4. Purchase: any "Person" (as defined under Section 3(a)(9) of the Exchange
   Act) or "Group" of persons (as provided under Rule 13d-3 of the Exchange
   Act), other than Spencer-Trask, is or
   becomes the "Beneficial Owner" (as defined in Rule 13d-3 or otherwise under the Exchange Act), directly or indirectly (including as provided in Rule 13d-3(d)(1) of the Exchange Act), of voting stock of the Company ("Voting Stock"), giving effect to the deemed ownership of securities by such person or group, as provided in Rule 13d-3(d)(1) of the Exchange Act, but not giving effect to any such deemed ownership of securities by another person or group, greater than fifty percent (50%) of all such Voting Stock.




5. Board: The Board of Directors of the Company.



                                       2